Exhibit 10.1

TELIK, INC.

SERIES B OMNIBUS AMENDMENT AND STOCKHOLDER CONSENT

This Series B Omnibus Amendment and Stockholder Consent (this “Amendment”), dated as of July 7, 2014, by and among Telik, Inc., a Delaware corporation (the “Company”), and each of the persons and entities set forth on the signature pages hereto as an “Amendment Signatory” (the “Amendment Signatories”), amends each of the Securities Purchase Agreement, Registration Rights Agreement and Warrants to Purchase Shares of Common Stock, dated as of May 12, 2014, by and among the Company, and each of the persons and entities set forth on the respective signature pages thereto, and constitutes a written consent of the holders of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”), acting pursuant to Sections 228 and 242 of the Delaware General Corporation Law, to amend and restate the Company’s Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on May 7, 2014 (the “Series B Certificate”).

R E C I T A L S

WHEREAS: The Board of Directors of the Company (the “Board of Directors”) previously approved the sale and issuance of up to 1,250,000 shares of Series B Preferred and the issuance of warrants (the “Warrants”) to purchase up to 625,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to a Securities Purchase Agreement, dated May 12, 2014, by and among the Company and the Buyers (as defined therein) set forth on the Schedule of Buyers thereto (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

WHEREAS: In connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement, dated May 12, 2014, by and among the Company and the Buyers (the “Rights Agreement”) and the Company filed the Series B Certificate.

WHEREAS: The Company and the Amendment Signatories now desire to amend the Transaction Documents to, among other things, (i) permit the Company’s stock to be traded on either the OTCQX marketplace or the OTCQB marketplace (collectively, “OTCBB”), (ii) extend the deadline for the Company’s registration requirements pursuant to the Rights Agreement and (iii) consent to certain amendments made to the Merger Agreement following the Closing Date.

WHEREAS: Section 9(e) of the Purchase Agreement, Section 10 of the Rights Agreement and Section 14 of the Series B Certificate provide that the terms of each such respective document can be amended or waived with the written consent of the Company and the Required Holders.

WHEREAS: Section 9 of each Warrant provides that each Warrant may be amended with the consent of the Company and each Holder.

WHEREAS: The Amendment Signatories constitute the Required Holders and the Holders of all the issued and outstanding Warrants as of the date hereof.

NOW, THEREFORE, the parties agree as follows:

1. Amendment to Section 4(c) of the Purchase Agreement. Section 4(c) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Reporting Status. Other than during the Wind Down (as defined in the Certificate of Designations), until the date on which the Investors no longer hold any Registrable Securities (as defined in the Registration Rights Agreement) (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, and the Company shall take all actions necessary to maintain its eligibility to register the Conversion Shares and Warrant Shares for resale by the Investors on Form S-1 or Form S-3.”

2. Amendment to Section 4(f) of the Purchase Agreement. Section 4(f) of the Purchase Agreement is hereby amended and restated as follows:

“Listing. The Company shall promptly (i) prepare and timely file with the Principal Market an additional shares listing application covering the Registrable Securities (as defined in the Registration Rights Agreement) to the extent the Registrable Securities are listed on the NASDAQ Capital Market as of the time the Registration Statement becomes effective and (ii) use reasonable best efforts to maintain the listing of such Common Stock on each such Principal Market or another Eligible Market, other than during the Wind Down. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).”

3. Amendment to Section 1(r) of the Rights Agreement. Section 1(r) of the Rights Agreement is hereby amended and restated as follows:

““Initial Filing Deadline” means August 1, 2014.”

4. Amendment to Definition of Merger Agreement. Effective as of the date hereof with respect to the Purchase Agreement, Rights Agreement and the Warrants, the term “Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of May 12, 2014 by and among MabVax, Merger Sub and the Company as amended pursuant to that certain Amendment No. 1 to the Agreement and Plan of Merger, dated June 30, 2014, by and among MabVax, the Company and Merger Sub and that certain Amendment No. 2 to the Agreement and Plan of Merger, dated July 7, 2014, by and among MabVax, the Company and Merger Sub.

5. Amendment of Definition of Principal Market. Effective as of the date hereof with respect to the Purchase Agreement, Rights Agreement and the Warrants the term “Principal Market” shall mean the Eligible Market on which shares of the Company’s Common Stock are then traded.

6. Amendment of Definition of Eligible Market. Effective as of the date hereof with respect to the Purchase Agreement, Rights Agreement and the Warrants, the term “Eligible Market” shall mean The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market and the OTCBB.

7. Consent to Amendment and Restatement of Series B Certificate. The Amendment Signatories hereby consent to the amendment and restatement of the Series B Certificate as set forth in the Amended and Restated Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock attached hereto as Exhibit A (the “Restated Series B Certificate”). Effective as of the date hereof, the Company’s officers are hereby authorized to file the Restated Series B Certificate with the Delaware Secretary of State with such changes thereto as may be required for such filing.

8. No Interruption of Holding Period. The Company acknowledges and agrees that the adoption and filing of the Restated Series B Certificate will not result in a new holding period for the Securities under Rule 144.

9. Disclosure of Transactions and Other Material Information. The parties hereto acknowledge and agree that the Company is obligated to file a Current Report on Form 8-K (the “8-K Filing”) disclosing the consummation of the Merger and the other transactions entered into in connection therewith. The Company hereby agrees that (a) it will file such 8-K Filing no sooner than 5:00 p.m. Eastern Time on Tuesday, July 8, 2014 and no later than 8:59 a.m. Eastern Time on Wednesday, July 9, 2014 (the filing date of such 8-K Filing, the “Release Date”) and (b) it will not publicly disclose any matters to be set forth in the 8-K Filing prior to the Release Date.

10. Effect of Amendment. Except as amended and set forth above, each of the Transaction Documents shall continue in full force and effect.

11. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

13. Entire Agreement. This Amendment, together with each of the Transaction Documents and all exhibits and schedules attached hereto and thereto, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof or thereof.

14. Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile, each of which shall be enforceable, and all of which together shall constitute one instrument

IN WITNESS WHEREOF, the parties have executed this Amendment on the day, month and year first set forth above.

COMPANY

TELIK, INC.

By:	/s/ Michael M. Wick
Michael M. Wick
Chief Executive Officer

AMENDMENT SIGNATORIES:

BIO IP VENTURES LLC

By:	/s/ George Antonopoulos
Name:	George Antonopoulos
Title:	Authorized Signatory

HUDSON BAY IP OPPORTUNITIES FUND LP

By:	/s/ George Antonopoulos
Name:	George Antonopoulos
Title:	Authorized Signatory

HUDSON BAY MASTER FUND LTD.

By:	/s/ Sander Gerber
Name:	Sander Gerber
Title:	Authorized Signatory

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

TELIK, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Telik, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that the following resolutions were adopted by: (A) the Board of Directors of the Company (the “Board”) on July 7, 2014 pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law; and (B) in excess of a majority of the issued and outstanding shares of Series B Convertible Preferred Stock, including Bio IP Ventures, LLC, pursuant to the authority of the stockholders and approval of the stockholders as required by Section 242 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorporation, as amended, the Board of Directors hereby amends and restates the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock filed with the Secretary of State on May 7, 2014, which authorized a series of the Company’s previously authorized, issued and designated one million two hundred fifty thousand (1,250,000) shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”), par value $0.01 per share, and hereby fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

(1) Dividends.

(a) Cumulative Dividends. From and after the first date of issuance of any Series B Preferred Shares (the “Issuance Date”), the holders of Series B Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) per Series B Preferred Share whether or not declared by the Board and whether or not there are funds legally available for the payment of Dividends, in arrears at a rate of eight percent (8.0%) per annum (the “Dividend Rate”) on the Stated Value (including, without limitation, all Capitalized Dividends (as defined below) on such Series B Preferred Share) before any dividends shall be declared, set apart for or paid upon the Common Stock or any other stock ranking on liquidation junior to the Series B Preferred Shares (such stock being referred to hereinafter collectively as “Junior Stock”). Dividends on the Series B Preferred Shares shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable (a) in cash when, as and if declared by the Board, in arrears for each Calendar Quarter on the first (1st) Business Day of each succeeding

Calendar Quarter and upon a Liquidation Event (any Dividends so paid in cash “Cash Dividends”); provided, however, that to the extent that any Dividends are not declared by the Board and paid in cash on any such date then the amount of any accrued and unpaid Dividends will be automatically and without any further action by the Board be added to the Stated Value of each Series B Preferred Share as of such Dividend Date (as defined below) (the “Capitalized Dividends”), and (b) on each Conversion Date following the Issuance Date by inclusion in the applicable Conversion Amount (each such date, a “Dividend Date”). The Company shall deliver a written notice to each Holder of Series B Preferred Shares no later than ten (10) Business Days prior to the applicable Dividend Date if the Dividend is to be paid as a Cash Dividend. Otherwise, the Dividend shall be required to be a Capitalized Dividend. Dividends on the Series B Preferred Shares shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of Dividends in such fiscal year, so that if in any fiscal year or years, Dividends in whole or in part are not paid in cash upon the Series B Preferred Shares, unpaid Dividends shall accumulate as against the holders of the Junior Stock.

(b) Dividends on Common Stock. In addition to the Dividends referred to in Section 1(a), from and after the Issuance Date, the Holders shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series B Preferred Shares into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. The Company shall not declare or pay any dividends on any other shares of Junior Stock or any Pari Passu Stock (as defined in Section 2(a)) unless the holders of Series B Preferred Shares then outstanding shall simultaneously receive a dividend on a pro rata basis as if the Series B Preferred Shares had been converted into shares of Common Stock pursuant to Section 3 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(c) Maximum Percentage. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any such dividend or distribution pursuant to this Section 1 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, at which time or times such Holder shall be granted such rights (and any rights under this Section 1 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(2) Liquidation.

(a) Preferential Payment to Holders of Series B Preferred Shares. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Series B Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series B Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series B Preferred Shares as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as the “Pari Passu Stock”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series B Preferred Shares and Pari Passu Shares.

(b) Distribution of Remaining Assets. After the distributions set forth in Section 2(a), the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Series B Preferred Shares as having been converted into Common Stock pursuant to Section 3 (without regard to any limitations on conversion), to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of, shares of other classes or series of preferred stock of the Company junior in rank to the Series B Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(c) Maximum Percentage. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any liquidation pursuant to this Section 2 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such liquidation to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such liquidation (and beneficial ownership) to such extent) and the portion of such liquidation shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, at which time or times such Holder shall be granted such rights (and any rights under this Section 2 to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(3) Conversion of Series B Preferred Shares. On or after the Issuance Date, Series B Preferred Shares shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a) Holder’s Conversion Right. Subject to the provisions of Section 9, at any time or times on or after the Issuance Date, any Holder shall be entitled to convert any whole number of Series B Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below).

(b) Conversion. The number of shares of Common Stock issuable upon conversion of each Series B Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series B Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(c) Mechanics of Conversion. The conversion of Series B Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series B Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), such Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series B Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 3(c)(vi), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series B Preferred Shares being converted (or compliance with the procedures set forth in Section 15) (the “Series B Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such

Conversion Notice (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series B Preferred Shares represented by the Series B Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 3(c)(vi), is greater than the number of Series B Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Series B Preferred Stock Certificate(s) (the “Series B Preferred Stock Delivery Date”) and at its own expense, issue and deliver to such Holder a new Series B Preferred Stock Certificate representing the number of Series B Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date, irrespective of the date such shares of Common Stock are credited to such Holder’s account with DTC or the date of delivery of the certificates evidencing such shares of Common Stock, as the case may be.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price, Closing Bid Price, Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to such Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to such Holder via facsimile or electronic mail within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price, Closing Bid Price or Weighted Average Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to such Holder, then the Company shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders submit via facsimile or electronic mail (A) the disputed determination of the Closing Sale Price, Closing Bid Price or Weighted Average Price, as applicable, to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv) Company’s Failure to Timely Convert.

(A) Cash Damages. If (x) the Company shall fail on or prior to the Share Delivery Date to credit a Holder’s balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, or issue and deliver a certificate to such Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, in each case for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series B Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Series B Preferred Stock Certificate the Company shall fail to issue and deliver a new Series B Preferred Stock Certificate representing the number of Series B Preferred Shares to which such Holder is entitled pursuant to Section 3(c)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Series B Preferred Stock Delivery Date that such Series B Preferred Stock Certificate is not delivered in an amount equal to one percent (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and the terms of this Certificate of Designations, in the event the Company has failed to deliver a new Series B Preferred Stock Certificate to such Holder on or prior to the Series B Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Shares represented by such Series B Preferred Stock Certificate as of the Series B Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Series B Preferred Stock Delivery Date, in the case of failure to deliver a Series B Preferred Stock Certificate. If the Company fails to pay the additional damages set forth in this Section 3(c)(iv)(A) within five (5) Trading Days of the date incurred, then such Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by such Holder in the Conversion Notice. In addition to the foregoing, if on the Share Delivery Date the Company shall fail to issue and deliver a certificate to a Holder if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit such Holder’s balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, in each case for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series B Preferred Shares or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (ii) below, and if on or after such Trading Day such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series B Preferred Shares as required pursuant to the terms hereof. Notwithstanding anything to the contrary contained herein, the Company shall not be required to make any cash payments under this Section 3(c)(iv)(A) with respect to any Conversion Notices delivered prior to the consummation of the Merger.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Series B Preferred Shares, then such Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Series B Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(c)(iv)(A) or otherwise. Thereafter, the Conversion Price of any Series B Preferred Shares returned or retained by such Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(v) Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Series B Preferred Shares, the Company shall convert from each Holder electing to have Series B Preferred Shares converted at such time a pro rata amount of such Holder’s Series B Preferred Shares submitted for conversion based on the number of Series B Preferred Shares submitted for conversion on such date by such Holder relative to the number of Series B Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series B Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 3(c)(iii).

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series B Preferred Shares in accordance with the terms hereof, such Holder thereof shall not be required to physically surrender the certificate representing the Series B Preferred Shares to the Company unless (A) the full or remaining number of Series B Preferred Shares represented by the certificate are being converted, in which case the applicable Holder shall physically surrender its Series B Preferred Shares to the Company promptly following such exchange in full or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series B Preferred Shares upon physical surrender of any Series B Preferred Shares. Such Holder and the Company shall maintain records showing the number of Series B Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Series B Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series B Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series B Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series B Preferred Shares unless such Holder first physically surrenders the certificate representing the Series B Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Series B Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Preferred Shares, the number of Series B Preferred Shares represented by such certificate may be less than the number of Series B Preferred Shares stated on the face thereof. Each certificate for Series B Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c)(vi) THEREOF. THE NUMBER OF SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES B PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d) Adjustments to Fixed Conversion Price. The Fixed Conversion Price will be subject to adjustment from time to time as provided in this Section 3(d).

(i) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 3(d)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Fixed Conversion Price under this Section 3(d)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(d)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 3(d)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 3(d)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(d)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received or receivable therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt of such publicly traded securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(F) No Readjustments. For the avoidance of doubt, in the event the Fixed Conversion Price has been adjusted pursuant to this Section 3(d) and the Dilutive Issuance that triggered such adjustment is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Fixed Conversion Price be readjusted to the Fixed Conversion Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

(ii) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Subscription Date combines (by combination, reverse stock split, including, without limitation, the Reverse Split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 3(d) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board will make an appropriate adjustment in the Fixed Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Fixed Conversion Price as otherwise determined pursuant to this Section 3(d).

(iv) Voluntary Adjustment By Company. The Company may at any time reduce the then current Fixed Conversion Price to any amount and for any period of time as approved by a majority of the Board.

(e) Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 3(d), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 3(c)(iii).

(ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii) At least ten (10) Business Days prior to the date on which any Fundamental Transaction (other than the Merger) or Liquidation Event will take place prior to the consummation of the Merger, the Company shall deliver to each Holder a written notice (the “Pre-Notice”), which Pre-Notice shall ask such Holder if it wants to receive any material, nonpublic information of the Company. For the avoidance of doubt, such Pre- Notice shall not contain any material, non-public information. If any Holder consents in writing to receive material, nonpublic information of the Company, the Company shall promptly, but no later than one (1) Business Day after such consent, deliver a written notice describing such Fundamental Transaction or Liquidation Event to such Holder and the Company shall not, and, notwithstanding the provisions of Section 23, shall not be required to, make such information known to the public. After the consummation of the Merger, the Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place provided that such information shall be made known to the public no later than two (2) Business Days following such notice being provided to such Holder.

(4) Change of Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holders (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail. At any time during the period beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of such Holder’s Series B Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount such Holder is electing to redeem. Any Series B Preferred Shares subject to redemption pursuant to this Section 4 shall be redeemed by the Company in cash at a price equal to the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Stock during the period commencing on the Trading Day immediately preceding the earlier to occur of (x) the consummation of the Change of Control and (y) the public announcement of such proposed Change of Control and ending on the date such Holder delivers the Change of Control Redemption Notice, by (2) the lowest Conversion Price in effect during such period (the “Change of Control Redemption Price”). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice if such a Change of Control Redemption Notice is received after the consummation of such Change of Control (the “Change of Control Redemption Date”). To the extent redemptions required by this Section 4 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series B Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4 may be converted, in whole or in part, by such Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 3(c). The parties hereto agree that in the event of the Company’s redemption of any portion of the Series B Preferred Shares under this Section 4, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 4 is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then such Holder shall have the right to void the redemption pursuant to Section 5(a).

(5) Redemptions.

(a) Void Redemption. In the event that the Company does not pay a Redemption Price within the applicable time period, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Series B Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile or electronic mail (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Series B Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Series B Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Series B Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Redemption Notice is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(b) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of any Redemption Price, such dispute shall be resolved pursuant to Section 3(c)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Certificate of Designations of less than all of the Series B Preferred Shares represented by a particular Series B Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to such Holder of such Series B Preferred Shares a Series B Preferred Stock Certificate representing the remaining Series B Preferred Shares which have not been redeemed, if necessary.

(c) Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the Redemption Price for each Series B Preferred Share to be redeemed, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible number of Series B Preferred Shares that it can redeem on such date, pro rata among the Holders to be redeemed in proportion to the aggregate number of Series B Preferred Shares then held by each such Holder on the applicable Redemption Date and (iii) following the applicable Date, at any time and from time to time when additional assets of the Company become Company to redeem the remaining Series B Preferred Shares, the Company shall use such assets, at the end of the then current fiscal quarter, to redeem the balance of such Series B Preferred Shares, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Dividends on Series B Preferred Shares that have not been redeemed shall continue to accrue until such time as the Company redeems such Series B Preferred Shares.

(6) Redemption by the Company. Other than as specifically permitted by this Certificate of Designations, the Company may not redeem any of the outstanding Series B Preferred Shares.

(7) Other Rights of Holders.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 7 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction (such approval not to be unreasonably withheld or delayed), including agreements to deliver to each Holder of Series B Preferred Shares in exchange for such Series B Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value equal to the Stated Value of the Series B Preferred Shares held by such Holder and having similar ranking to the Series B Preferred Shares, and satisfactory to the Required

Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction with a Successor Entity whose stock is publicly traded, such Successor Entity shall deliver to such Holder confirmation that there shall be issued upon conversion of the Series B Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Series B Preferred Shares prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series B Preferred Shares), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations, which such Holder would have been entitled to receive had such Holder converted the Series B Preferred Shares in full (without regard to any limitations on conversion) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, if so elected by a Holder on or prior to the occurrence or consummation of such Corporate Event, such Holder will have the right to receive upon surrender of such Holder’s Preferred Shares upon the occurrence or consummation of the Corporate Event, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder’s Preferred Shares prior to such Corporate Event (but not in lieu of such items still issuable under Sections 1(b) and 7(b), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder’s Preferred Shares been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion) (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of Series B Preferred Shares.

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such

Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(8) Reservation of Shares.

(a) The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Series B Preferred Shares equal to 300% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate (without regard to any limitations or restrictions herein on any such conversion) with respect to the Conversion Amount of each such Series B Preferred Share as of the Issuance Date. The Company shall, so long as any of the Series B Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series B Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series B Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares of Common Stock for which the Series B Preferred Shares are at any time convertible (without regard to any limitations or restrictions on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Series B Preferred Shares held by each Holder at the time of issuance of the Series B Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series B Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series B Preferred Shares (other than pursuant to a transfer of Series B Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series B Preferred Shares, pro rata based on the number of Series B Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Series B Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series B Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Series B Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(9) Limitations on Conversion.

(i) Beneficial Ownership Limitation on Conversions. The Company shall not effect the conversion of any portion of the Series B Preferred Shares, and no Holder shall have the right to convert any portion of the Series B Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s Affiliates) would have acquired, through conversion of Series B Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentences, the aggregate number of shares of Common Stock beneficially owned by a Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series B Preferred Shares with respect to which the determination of such sentences is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series B Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Series B Preferred Shares) beneficially owned by such Holder or any of its other Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section. For purposes of this Section 9(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock, a Holder may acquire upon the conversion of the Series B Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Shares, by such Holder and any of its other Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Company, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 4.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Series B Preferred Shares that is not an Attribution Party. For purposes of clarity, the shares of Common Stock underlying the Series B Preferred Shares in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. Holder providing such written notice and not to any other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 9(i) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 9(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of Series B Preferred Shares, and the Holders of Series B Preferred Shares shall not have the right to receive upon conversion of Series B Preferred Shares any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of Series B Preferred Shares or otherwise without breaching the Company’s obligations under the rules or regulations of the Principal Market, whether or not the Common Stock is listed on the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no Holder of Series B Preferred Shares shall be issued in the aggregate, upon conversion or payment, as applicable, of Series B Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Series B Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate number of all Series B Preferred Shares issued to the Holders pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each such Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Series B Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder’s Series B Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Series B Preferred Shares on a pro rata basis in proportion to the shares of Common Stock underlying the Series B Preferred Shares then held by each such Holder. In the event that the Company is prohibited from issuing any shares of Common Stock for which a Conversion Notice has been received following the earlier of the consummation or termination of the Merger (other than during the 100 day period immediately following the termination of the Merger) as a result of the operation of this Section 9(ii), the Company shall pay cash in exchange for cancellation of such Series B Preferred Shares, at a price per share of Common Stock equal to the difference between the Weighted Average Price and the Conversion Price as of the date of such attempted conversion.

(10) Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Series B Preferred Shares would be convertible on the record date for the vote or consent of stockholders, but in lieu of using the Conversion Price in effect as of the record date, such votes shall be calculated based on the higher of (i) the then existing Conversion Price and (ii) $1.26 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction from and after the Subscription Date), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders, in which case the Holders only shall vote as a separate class.

(11) Covenants.

(a) Prior to the consummation of the Merger (other than during the Wind Down (as defined below)), the Company shall maintain at least $1,100,000 in cash that is unrestricted at all times (the “Required Minimum Cash Amount”); provided, however, that any accounts payable owed by the Company that are greater than sixty (60) days past due or ninety (90) days past the invoice date shall increase the Required Minimum Cash Amount on a dollar for dollar basis. In the event the Company is no longer pursuing the Merger in good faith or the Merger Agreement has been terminated, the Company may, with the requisite approval of its Board of Directors and without obtaining the consent of the Required Holders, promptly discontinue all operations and promptly proceed with an orderly winding down of the Company (the period during which the Company discontinues all operations and proceeds with an orderly winding down of the Company, the “Wind Down”), including, without limitation, seeking any required stockholder approval therefor. Notwithstanding the foregoing, the Company shall be permitted to use cash up to, but not exceeding, the amount of the Required Minimum Cash Amount to wind down its operations pursuant to the immediately preceding sentence. In the event the Company consummates the Merger, the cash in the amount of the Required Minimum Cash Amount and any other proceeds from this issuance of the Preferred Stock not spent to consummate the Merger shall be used for working capital purposes but not for (i) the repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries or (ii) the redemption or repurchase of any of its or its Subsidiaries’ Capital Stock.

(b) Prior to the consummation or termination of the Merger, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly incur or guarantee, assume or suffer to exist any Indebtedness, other than trade payables necessary to consummate the Merger.

(c) Prior to the consummation or termination of the Merger, the Company shall not enter into, or be a party to, a Fundamental Transaction.

(d) Prior to the consummation or termination of the Merger, the Company shall not (i) grant, issue or sell any Purchase Rights, (ii) declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or (iii) repay any outstanding Indebtedness of the Company or any of its Subsidiaries.

(e) Prior to the consummation or termination of the Merger, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents or be party to any solicitations, negotiations or discussions with regard to the foregoing.

(12) Ranking. All shares of Common Stock shall be of junior rank to all Series B Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Required Holders and except as provided in the Merger Agreement as in effect on the Subscription Date, the Company shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Series B Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Series B Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, including without limitation, the Merger, the Series B Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that, other than as provided in the Merger Agreement as in effect on the Subscription Date, the Series B Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith. For the avoidance of doubt, the Series B Preferred Shares shall rank pari passu with the shares of Series A Convertible Preferred Stock, par value $0.001 per share to be assumed by the Company upon the consummation of the Merger, as contemplated by the Merger Agreement as in effect on the Subscription Date.

(13) Taxes.

(a) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Series B Preferred Shares and any amounts on account of Cash Dividends or Capitalized Dividends, must be made by it without any a deduction or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) (a “Tax Withholding”), unless a Tax Withholding is required by law. If the Company is aware that it must make a Tax Withholding (or that there is a change in the rate or the basis of a Tax Withholding), it must notify the affected Holders promptly.

(b) If a Tax Withholding is required by law to be made by the Company, the amount of the payment due from the Company will be increased to (or if no payment by the Company would otherwise be made (e.g., in the case of Capitalized Dividends), the Company will make a payments in) an amount which (after making the Tax Withholding, including a Tax Withholding applicable to additional sums payable pursuant to this Section 13) leaves an amount equal to the payment which would have been due if no Tax Withholding had been required. If the Company is required to make a Tax Withholding, it must make the minimum Tax Withholding allowed by law and must make any payment required in connection with that Tax Withholding within the time allowed by law. The Company hereby agrees to indemnify each Holder from and against any Taxes required to be withheld from any payments made hereunder, regardless of whether such Taxes were withheld. For the avoidance of doubt, the Company and such Holder intend that, in the event that actual or constructive dividends arising under this Certificate of Designations are or become subject to U.S. Federal withholding tax on a gross basis, the Company will pay to such Holder the gross-up or indemnity amounts provided for in this Section 13. As soon as practicable after making a Tax Withholding or a payment required in connection with a Tax Withholding, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Withholding was paid.

(c) In addition, the Company agrees to pay in accordance with applicable law, and to indemnify and hold each Holder harmless from and against, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder (but excluding any income, capital gains or similar taxes) or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Series B Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Other Taxes were paid.

(d) The obligations of the Company under this Section 13 shall survive the payment for the Series B Preferred Shares and all other amounts payable hereunder.

(14) Vote to Change the Terms of or Issue Series B Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the Holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series B Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series B Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees or directors giving the Company the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock or other Junior Stock; (f) increase the amount of any securities issuable pursuant to any Approved Stock Plan; (g) amend or waive any provision of the Certificate of Designations with respect to the Series B Preferred Shares, (h) whether or not prohibited by the terms of the Series B

Preferred Shares, circumvent a right of the Series B Preferred Shares or (i) take any other action or agree to take any action with respect to the Company’s Certificate of Incorporation or Bylaws that adversely and materially affects the terms or rights of the holders of the Series B Preferred Shares other than actions in the ordinary course of business. Any Series B Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

(15) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificates representing the Series B Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by such Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if such Holder contemporaneously requests the Company to convert such Series B Preferred Shares into Common Stock.

(16) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by such Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(17) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof.

(18) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19) Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Series B Preferred Shares are not held by a Buyer then substituting the words “holder of securities” for the word “Buyer).

(20) Transfer of Series B Preferred Shares. A Holder may assign some or all of the Series B Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(21) Series B Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series B Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series B Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series B Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(22) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series B Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(23) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or any of its Subsidiaries, the Company shall within two (2) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company shall so indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(24) Certain Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Adjustment Date” means the date that is the earlier of (1) date that some or all of the Registrable Securities (as defined in the Registration Rights Agreement) have become registered pursuant to an effective Registration Statement (as defined in the Registration Rights Agreement) and (2) the date that is six (6) months immediately following the Closing Date.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, none of the Holders shall be considered to be Affiliates of Mabvax Therapuetics, Inc.

(c) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(d) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by such Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

(e) “Bloomberg” means Bloomberg Financial Markets.

(f) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g) “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(h) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(i) “Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company.

(j) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company, or (C) the Merger.

(k) “Closing Bid Price” and “Closing Sale Price” mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(c)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(l) “Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(m) “Common Stock” means (i) the Company’s common stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(n) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(o) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(p) “Conversion Amount” means the sum of (A) the Stated Value and (B) accrued and unpaid Dividends, if any.

(q) “Conversion Measuring Period” means the twenty (20) Trading Days immediately preceding the applicable Conversion Date or other date of determination; provided that the Holder may specify in its Conversion Notice that the Conversion Date shall be included as the last day of the Conversion Measuring Period.

(r) “Conversion Price” means, as of any Conversion Date or other date of determination, (x) prior to the Adjustment Date, $2.00, subject to adjustment as provided herein (the price set forth in this clause (x), the “Fixed Conversion Price”) and (y) on or after the Adjustment Date, the lower of (i) the Fixed Conversion Price and (ii) ninety percent (90%) of the arithmetic average of the ten (10) lowest Weighted Average Prices of the Common Stock during the Conversion Measuring Period. For the avoidance of doubt, all such Weighted Average Prices shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable Conversion Measuring Period.

(s) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(t) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market or The NASDAQ Global Market, the OTCQX marketplace and the OTCQB marketplace.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued in accordance with Section 3(d) hereof by the Company: (A) under any Approved Stock Plan, (B) in respect of a conversion or redemption of the Series B Preferred Shares in accordance herewith; (C) upon the exercise of the Warrants; provided that the Warrants are not amended, modified or changed on or after the Subscription Date; (D) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such

Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; or (E) pursuant to the Merger Agreement as in effect on the Subscription Date.

(w) “Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or

(c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(x) “GAAP” means United States generally accepted accounting principles, consistently applied.

(y) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(z) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(aa) “Lead Investor” means Bio IP Ventures LLC.

(bb) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(cc) “Merger” means a merger by and among the Company, Tacoma Acquisition Corp., a Delaware corporation (“Tacoma Corp.”) and Mabvax Therapeutics, Inc., a Delaware corporation (“MabVax”), pursuant to the Merger Agreement.

(dd) “Merger Agreement” means that certain Agreement and Plan of Merger dated May 12, 2014 by and among MabVax, Tacoma Corp. and the Company as amended pursuant to that certain Amendment No. 1 to the Agreement and Plan of Merger, dated June 30, 2014, by and among MabVax, the Company and Tacoma Corp. and that certain Amendment No. 2 to the Agreement and Plan of Merger, dated July 7, 2014, by and among MabVax, the Company and Tacoma Corp.

(ee) “Option Value” means the value of an Option based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to 100%, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow, and (v) a 360 day annualization factor.

(ff) “Options” means any rights, warrants or options to subscribe for or purchase (i) Common Stock or (ii) Convertible Securities.

(gg) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(hh) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ii) “Principal Market” means the Eligible Market on which the shares of the Company’s common stock are then traded.

(jj) “Redemption Dates” means, collectively, the Change of Control Redemption Date and the date of any other redemption price set forth herein, each of the foregoing, individually, a Redemption Price.

(kk) “Redemption Notices” means, collectively, the Change of Control Redemption Notice and the notice delivered with respect to any other redemption price set forth herein, each of the foregoing, individually, a Redemption Notice.

(ll) “Redemption Prices” means, collectively, the Change of Control Redemption Price and any other redemption price set forth herein, each of the foregoing, individually, a Redemption Price.

(mm) “Registration Rights Agreement” means the registration rights agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein, as such agreement further may be amended from time to time as provided in such agreement.

(nn) “Required Holders” means (i) the Holders of Series B Preferred Shares representing at least a majority of the aggregate Series B Preferred Shares then outstanding and (ii) so long as the Lead Investor or any of its Affiliates holds any Series B Preferred Shares, the Lead Investor.

(oo) “SEC” means the Securities and Exchange Commission.

(pp) “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein, as such agreement further may be amended from time to time as provided in such agreement.

(qq) “Stated Value” means per Series B Preferred Share the sum of (i) $2.00, subject to adjustment to preserve such value for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series B Preferred Shares after the Subscription Date and (ii) any Capitalized Dividends with respect to such Series B Preferred Share.

(rr) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ss) “Subscription Date” means May 6, 2014.

(tt) “Subsidiaries” means any joint venture or entity in which the Company, directly or indirectly, owns Capital Stock or an equity or similar interest, including any subsidiaries formed or acquired after the Subscription Date.

(uu) “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(vv) “Trading Day” means any day on which shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(ww) “Transaction Documents” means this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants.

(xx) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and such Holder. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(c)(iii) with the term “Weighted Average Price” being substituted for the term “Conversion Rate.” All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(yy) “Warrants” means the warrants to purchase Common Stock issued in connection with the Series B Preferred Shares on the Issuance Date.

* * * * * IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Michael M. Wick, its President, as of the 7th day of July, 2014.

TELIK, INC.

By:	/s/ Michael M. Wick
	Name:	Michael M. Wick
	Title:	President and Chief Executive Officer

EXHIBIT I

TELIK, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Telik, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares”), of Telik, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Series B Preferred Shares to be converted:

Stock certificate no(s). of Series B Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series B Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Electronic mail:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Computershare to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated May 6, 2014 from the Company and acknowledged and agreed to by Computershare.

TELIK, INC.

By:

Name:
Title: